APPENDIX IV-2

LIST OF FUNDS

SERVICES & FEES

This Appendix IV-2 is part of the Fund Services Agreement (the “Agreement”), dated November 18, 2021, between Advisors Preferred Trust (the “Trust”) and Ultimus Fund Solutions, LLC (“UFS”). Set forth below are the Services elected by the Fund(s) identified on this Appendix IV-2 along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have meanings ascribed to them in the Agreement.

COVERED FUNDS

The Funds to be covered under this Agreement (the “Funds”) include:

Fund Name	Board Approval Date
The Gold Bullion Strategy Fund	April 9, 2013
The Gold Bullion Strategy Portfolio	April 9, 2013
Quantified Managed Income Fund	August 1, 2013
Quantified Market Leaders Fund	August 1, 2013
Quantified Alternative Investment Fund	August 1, 2013
Quantified STF Fund	August 18, 2015
Quantified Evolution Plus Fund	August 1, 2019
Quantified Tactical Fixed Income Fund	August 1, 2019
Quantified Common Ground Fund	August 1, 2019
Quantified Pattern Recognition Fund	August 1, 2019
Quantified Rising Dividend Tactical Fund	February 23, 2021
Quantified Tactical Sectors Fund	February 23, 2021
Quantified Government Income Tactical Fund	February 23, 2021
Quantified Global Fund	May 23, 2023

Funds with the same investment adviser and sub-adviser are collectively referred to as a “Fund Family.”

SELECTED SERVICES and FEES

1.	The Fund(s) shall pay to UFS an annual fee (the “Service Fee”) equal to:

fees intentionally left out

Basis point fees will be calculated based upon the average net assets of the Fund Family for the previous month.

In consideration for its receipt of the Service Fee, UFS shall be responsible for paying operational expenses of the Funds, including fees related to fund accounting, fund administration, transfer agency, legal, audit, portfolio compliance, and custody services. Additionally, UFS shall be responsible for blue sky amortization expense. UFS shall not be responsible for extraordinary expense items, including expenses of Fund compliance services or consultants.

Additionally, UFS will reimburse the Trust’s legal counsel for reasonable travel expenses related to their travel to or attendance at Trust/Fund board meetings.

UFS will not be responsible for paying trustees fees or for reimbursing trustees for expenses related to their travel to or attendance at Trust/Fund board meetings. Nor will UFS be responsible for the cost of obtaining third-party data needed to prepare and file N-CEN and/or N-PORT filings.

2.	Additional Charges:

a. Data De-Conversion Fee.

$ Fees intentionally left out

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV-2 to the Fund Services Agreement effective as of October 18, 2023.

ADVISORS PREFERRED TRUST	ULTIMUS FUND SOLUTIONS, LLC

By: /s/ Catherine Ayers-Rigsby	By: /s/ Gary Tenkman
Catherine Ayers-Rigsby President	Gary Tenkman Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement. The Adviser also agrees, as does Ultimus Fund Solutions, LLC (“UFS”), to the following non- solicitation provision, for purposes of which the Adviser and UFS shall each be referred to as the “Company” and collectively as the “Companies”:

(1) the Companies expend substantial time and money, on an ongoing basis, to recruit and train their respective employees; (2) both Companies operate in a highly competitive marketplace and market their services throughout the United States, and (3) if either Company were to hire any employee of the other Company, the Company whose employee was so hired may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for that employee. Accordingly, each Company agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of the other Company for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both Companies. In the event that this provision is breached by either Company, the breaching Company hereby agrees to pay damages to the non-breaching Company in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Advisors Preferred LLC	Ultimus Fund Solutions, LLC
1445 Research Blvd., Suite 530	80 Arkay Drive, Suite 110
Rockville, MD 20850	Hauppauge, NY 11788

By: /s/ Catherine Ayers-Rigsby	By: /s/ Gary Tenkman
Name: Catherine Ayers-Rigsby	Name: Gary Tenkman
Title: President	Title: Chief Executive Officer

Shareholder Desktop Web Package

Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access

Fund Administrator

Broker/Dealer

Broker/Dealer Branch

Registered Representative Shareholder

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry

Portfolio Summary

Account Position

Transaction History

General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality) Exchanges

Purchases

Redemptions

Prospectus and SAI Access

Account Maintenance

Change of Shareholder Information

o	Address
o	Phone Number
o	Email Address

Online Statement Access

Quarterly Statements and Confirms

Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)

o	Statements
o	Confirms
o	Regulatory Mailings

Shareholder Desktop Online New Accounts

Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.

E-Signature capability

Fund Data Web Package

Performance Web Page

•	Comprehensive performance report hosted by UFS
o	Fund performance updated nightly
o	Up to 20 indexes available
o	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel
o	Growth of $10,000 graph available

Holdings web page

•	Fund holding updated periodically to meet fund disclosure rules hosted by UFS
o	Fund holding updated periodically to meet fund disclosure rules
o	Top ten report available
o	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Historical NAV web page

•	Provides historical NAV information for a specified period of time and for a specified fund
o	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Fulfillment web page

•	Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them
o	Request is automatically routed online to the Shareholder Services Team at UFS for processing
o	Reporting of Fulfillment requests made online or via phone available via UFS Reporting Services Tool.

UFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)